PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Dated December 1, 2008)	Registration No. 333-155794
3,086,883 Shares
UAL CORPORATION
Common Stock

     Pursuant to the distribution agreements, each dated December 1, 2008, between UAL Corporation (the “Company”) and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (“MS”), respectively (the “Distribution Agreements”), which have been filed as exhibits to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2008 and are incorporated by reference herein, during the period from September 16, 2009 through September 18, 2009, the Company sold 3,086,883 shares of its common stock, par value $0.01 per share (the “Common Stock”), through MS, as its distribution agent, resulting in gross proceeds to the Company of $27,811,539. The aggregate gross sales commission to MS for these sales was $556,231. The aggregate net proceeds from these sales were approximately $27,204,593 after deducting related expenses, including commission to MS. No sales of Common Stock were made pursuant to the Distribution Agreements from January 13, 2009 through September 15, 2009. In accordance with the terms of the Distribution Agreements, the Company has completed the sales of its Common Stock pursuant thereto. The Company’s Common Stock is listed on The NASDAQ Global Select Market under the symbol “UAUA.” The last reported sale price of the Company’s Common Stock on September 29, 2009 was $9.18 per share.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, dated December 1, 2008, and the prospectus supplements, dated December 1, 2008 and January 21, 2009, respectively.
     Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is September 30, 2009.